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                                                                    Exhibit 21.1

                   Subsidiaries of Pinnacle Foods Group Inc.
                   -----------------------------------------


Name                                    Jurisdiction of Incorporation
----                                    -----------------------------

Pinnacle Foods Canada Corporation       Ontario, Canada
Pinnacle Foods Corporation              Delaware
Pinnacle Foods Brands Corporation       Delaware
Pinnacle Foods Management Corporation   Connecticut
PF Standards Corporation                New Jersey
PF Sales (N. Central Region) Corp.      Delaware
PF Sales, LLC                           Delaware
PF Distribution, LLC                    Delaware
Sea Coast Foods, Inc.                   Washington